UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 9, 2013

Moody National REIT I, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-150612	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)	Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Advisory Agreement

On April 9, 2013, Moody National REIT I, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Amended and Restated Advisory Agreement by and among the Company, Moody National Operating Partnership I, L.P., the Company’s operating partnership, and Moody National Advisor I, LLC, the Company's advisor (the “Advisory Agreement”). The Amendment renewed the Advisory Agreement, effective April 15, 2013, for an additional one-year term expiring on April 15, 2014.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Property Acquisition

As previously disclosed, on February 11, 2013, the Company entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) relating to the acquisition of a Hyatt Place hotel property located in Germantown, Tennessee (the “Hyatt Place Hotel”) from SHG HP Germantown, LLC, an unaffiliated third-party seller (“Seller”).

On April 9, 2013 (the “Closing Date”), the Company, through Moody National HP G-Town Holding, LLC, the Company’s wholly-owned subsidiary (“Moody Holding”), acquired fee simple title to the Hyatt Place Hotel from Seller for an aggregate purchase price of $11,300,000. The Company financed the purchase price for the Hyatt Place Hotel with (1) proceeds from the Company’s ongoing public offering and (2) a mortgage loan secured by the Hyatt Place Hotel with an original principal amount of $7,800,000 (the “Property Loan”) from Ladder Capital Finance, LLC (the “Lender”). See Item 2.03 of this Current Report on Form 8-K for additional discussion of the Property Loan. In connection with the acquisition of the Hyatt Place Hotel, the Company’s advisor earned an acquisition fee of $169,500 and a debt financing fee of $78,000.

The Hyatt Place Hotel is located in Germantown, Tennessee, which is a suburb bordering east Memphis, along the Memphis Technology Corridor. The Hyatt Place Hotel is within close proximity to the FedEx World Headquarters, the FedEx Tech Headquarters, Nike, Thomas & Betts, and Tournament Players Club at Southwind. FedEx Corporation (“FedEx”) is the most significant employer in the Germantown area.  In 2012, FedEx filed a $30.2 million building permit to construct a mixed-use building in close proximity to the Hyatt Place Hotel. This construction is part of FedEx’s plan to invest approximately $142 million in expanding, upgrading, and consolidating its facilities in the area, which will include a new Air Operations Training Center. The project will include a 250,000 square foot expansion to FedEx’s Memphis facilities, and completion is currently expected for 2016.

Management and Leasing of the Property

In connection with the acquisition of the Hyatt Place Hotel, the Company formed a taxable REIT subsidiary (the “TRS”).  Upon the closing of the acquisition of the Hyatt Place Hotel, Moody National HP G-Town MT, LLC, a wholly owned subsidiary of the TRS (the “Master Tenant”), entered into a Hotel Lease Agreement pursuant to which Moody Holding leases the Hyatt Place Hotel to Master Tenant (the “Hotel Lease”).  The Hotel Lease provides for a ten-year lease term, provided that Moody Holding may terminate the Hotel Lease upon 45 days prior written notice to Master Tenant in the event that Moody Holding contracts to sell the Hyatt Place Hotel to a non-affiliated entity, effective upon the consummation of such a sale of the Hyatt Place Hotel. In addition, in the event that the Property Loan is not repaid upon the end of the 10-year lease term, the term of the Hotel Lease will renew for a one-year extension. Pursuant to the Hotel Lease, Master Tenant will pay an annual base rent of $1,332,000 during the first five years of the term of the Hotel Lease. The annual base rent paid by Master Tenant will be adjusted as set forth in the Hotel Lease beginning in year six of the lease term, and every five years thereafter for the remaining term of the Hotel Lease.  In addition to an annual base rent, Master Tenant will pay an annual percentage rent in an amount equal to (1) a fixed percentage of the Hyatt Place Hotel’s gross revenues for the previous year, minus (2) the amount of the annual base rent paid for the previous year. The annual percentage rent will be adjusted as set forth in the Hotel Lease beginning in year six of the lease term, and every five years thereafter for the remaining term of the Hotel Lease.

Master Tenant entered into a Hyatt Place Hotel Franchise Agreement with Hyatt Place Franchising, L.L.C. (“Hyatt”), pursuant to which Hyatt grants Master Tenant a franchise for the operation of the Hyatt Place Hotel under the name “HYATT PLACE®” and other proprietary marks (the “Franchise Agreement”). In connection with the Franchise Agreement, the Company has agreed to provide an unconditional guarantee of the payment and performance of Master Tenant’s obligations, undertakings and agreements under the Franchise Agreement pursuant to a Guaranty and Assumption of Obligations.

Moody National Hospitality Management, LLC, an affiliate of the Company (the “Property Manager”), manages the Hyatt Place Hotel pursuant to a Hotel Management Agreement between the Property Manager and the Master Tenant (the “Management Agreement”). Pursuant to the Management Agreement, Master Tenant will pay the Property Manager a monthly base management fee in an amount equal to 3.0% of the Hyatt Place Hotel’s gross operating revenues (as defined in the Management Agreement) for the previous month. In addition, the Property Manager will receive a monthly $2,500 fee for providing centralized accounting services (subject to annual increases based upon the consumer price index) and is eligible to receive additional fees for technical, procurement or other services for the Hyatt Place Hotel to the extent Master Tenant requests such services pursuant to the Management Agreement. The Management Agreement has an initial ten-year term, and thereafter will automatically renewal for four consecutive five-year renewal terms unless Property Manager or Master Tenant provides written notice of termination at least 180 days prior to the end of the then current term. In the event that Master Tenant terminates the Management Agreement for any reason other than the Property Manager’s default, Master Tenant will pay Property Manager a termination fee equal to the base management fee estimated to be earned by the Property Manager for the remaining term of the Management Agreement, as adjusted for inflation and other factors; provided, however that so long as the Property Loan remains outstanding, Master Tenant may terminate the Management Agreement at any time upon 30 days prior notice without paying any termination fee.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Loan Agreement

In connection with the acquisition of the Hyatt Place Hotel, Moody Holding borrowed $7,800,000 from the Lender pursuant to the Loan Agreement by and between Moody Holding and Lender (the “Loan Agreement”).

The entire unpaid principal balance of the Property Loan and all accrued and unpaid interest thereon will be due and payable in full on May 6, 2023 (the “Maturity Date”). Interest on the outstanding principal balance of the Property Loan will accrue at a per annum rate equal to 4.30%. In the event that, and so long as, any event of default has occurred and is continuing under the Property Loan, the outstanding principal balance of the Property Loan and any unpaid interest thereon will bear interest at a per annum rate equal to the lesser of (1) the highest interest rate permitted by applicable law and (2) 9.30%. In addition, in the event that any principal, interest or any other amount due under the Property Loan is not paid when due, Moody Holding will pay upon demand a late charge in an amount equal to the lesser of  (1) 5.0% of the amount of the overdue payment and (2) the maximum amount payable pursuant to applicable law. Moody Holding may, upon at least 30 days prior written notice to the Lender, prepay the outstanding principle balance, plus all accrued interest and other amounts due, in full without penalty at any time following the date that is three months prior to the Maturity Date. Any other voluntary prepayment of the Property Loan will be subject to a prepayment penalty calculated in accordance with the Loan Agreement.

The performance of the obligations of Moody Holding under the Property Loan are secured by, among other things, (1) a security interest in the Hyatt Place Hotel and other collateral granted to Lender by Moody Holding pursuant to a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (2) an assignment of the leases and rents of the Hyatt Place Hotel in favor of the Lender by Moody Holding, and (3) an assignment of all of Master Tenant’s right, title and interest in and to the Management Agreement and the subordination of all of the Property Manager’s right to receive management fees and other rights and interests with respect to the Hyatt Place Hotel to the liens and interests of the Lender pursuant to an Assignment of Management Agreement and Subordination of Management Fees. In addition, Brett C. Moody, the Company’s Chief Executive Officer and Chairman of the Board, entered into a Guaranty of Recourse Obligations (the “Guaranty”) with respect to certain of Moody Holding’s liabilities and obligations under the Loan Agreement. Pursuant to the Guaranty, Mr. Moody will indemnify Lender for and hold Lender harmless from and against any liabilities, losses, damages, costs and expenses imposed upon Lender as a result of, among other events (1) Moody Holding’s breach of any representation, warranty, covenant or indemnification provision in any loan document concerning environmental laws or hazardous substances, (2) material physical waste of the Hyatt Place Property, (3) the commission of a criminal act by Moody Holding, Master Tenant or Mr. Moody, (4) any intentional material misrepresentation or gross negligence by Moody Holding, Master Tenant or Mr. Moody or any of their affiliates in connection with the Property Loan or the Hyatt Place Property or (5) any material modification of the Hotel Lease without the Lender’s consent. Pursuant to the Guaranty, the obligations of Moody Holding with respect to the Property Loan will become fully recourse to Mr. Moody, as guarantor, in certain circumstances, including (1) any act of fraud or willful misconduct by Moody Holding, Master Tenant or Mr. Moody or any of their affiliates in connection with the Property Loan or the Hyatt Place Property, (2) in the event Moody Holding fails to make the first payment due under the Property Loan and (3) in the event Moody Holding or Master Tenant files a voluntary petition for bankruptcy or is the subject of an involuntary petition for bankruptcy.

In addition, pursuant to an Environmental Indemnity Agreement (the “Environmental Indemnity”), Brett C. Moody and Moody Holding (collectively, the “Indemnitors”) have agreed to jointly and severally indemnify and hold harmless the Lender and its officers, directors, employees and agents, from and against any losses, damages, costs, claims, suits or other liabilities of any nature that the Lender may suffer or incur as a result of, among other things, (1) any presence of any hazardous substances at the Hyatt Place Hotel or release of hazardous substances from the Hyatt Place Hotel, (2) any activity by the Indemnitors or their respective affiliates or any tenant or occupant of the Hyatt Place Hotel in connection with any treatment, storage, release, removal, handling, transfer or transportation to or from the Hyatt Place Hotel of any hazardous substances, (3) any non-compliance or violations of any environmental laws or permits in connection with the Hyatt Place Hotel or its operations and (4) any breach by the Indemntitors of any representation, warranty, covenant or other obligation relating to environmental laws or hazardous substances under the Environmental Indemnity or any other loan document.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial Statements.

It is not practical at this time to provide the required financial statements for the acquired real property described in this Current Report on Form 8-K, and no financial statements (audited or unaudited) are available at this time. The required financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: April 15, 2013	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President